HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES
DIVIDEND INCREASE AND FIRST QUARTER EARNINGS

FOR IMMEDIATE RELEASE: JANUARY 14, 2004

         (Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("the Bank"), announced today that its Board of Directors declared a 10.3% increase in the quarterly dividend to 16 cents per share for the quarter ending December 31, 2003 from 14.5 cents per share. The dividend is payable February 20, 2004 to shareholders of record as of January 23, 2004. The Board had previously increased the quarterly dividend by 11.5% to 14.5 cents per share for the quarter ending June 30, 2003 from 13 cents per share.

         The Company also announced today that diluted earnings per share for its first fiscal quarter ended December 31, 2003, increased 2.5% to 41 cents per share on net income of $9.5 million, compared to 40 cents per share on net income of $9.3 million for the same period last year. This increase was due primarily to an increase in net interest income resulting from a 13.0% increase in average interest-earning assets due to purchases of mortgage-backed securities and originations of loans. This growth was funded with low cost core deposits and FHLB advances. The increase in net interest income was partially offset by a decrease in gain on sale of mortgage loans and an increase in other expenses.

         Total assets increased to $2.414 billion at December 31, 2003, from $2.352 billion at September 30, 2003. Total net loans increased to $1.651 billion at December 31, 2003, from $1.611 billion at September 30, 2003. Total deposits increased to $1.615 billion at December 31, 2003, from $1.550 billion at September 30, 2003.

         Net interest income increased 9.3% to $22.4 million for the quarter ended December 31, 2003, from $20.5 million for the quarter ended December 31, 2002 as a result of a $263.5 million increase in average interest-earning assets that was funded with low cost core deposits and FHLB advances. The average balance of mortgage-backed securities increased $170.9 million and total loans increased by $84.5 million. The average balance of core deposits increased by $173.8 million and FHLB advances increased by $66.6 million. The average balance of core deposits increased to 48.1% of total average deposits from 42.0% for the same period last year. Provision for loan losses was $448,000 for the quarter ended December 31, 2003, compared to $451,000 for the quarter ended December 31, 2002. The provision for the quarter ended December 31, 2003 was due primarily to the growth in the commercial real estate loan portfolio. Other income decreased to $5.3 million for the quarter ended December 31, 2003, from $5.4 million for the quarter ended December 31, 2002. This decrease was due primarily to a decrease of $573,000 in gain on sale of mortgage loans offset by increases of $234,000 in other fees and service charges, $151,000 in insurance commisions and fees and $117,000 in other income. Other expenses increased to $11.6 million for the quarter ended December 31, 2003, from $10.2 million for the quarter ended December 31, 2002. This increase is due primarily to increases of $985,000 in compensation and benefits, $196,000 in occupancy, $141,000 in data processing services, and $74,000 in other expenses. Income tax expense increased to $6.1 million for the quarter ended December 31, 2003, from $6.0 million for the quarter ended December 31, 2002. The effective tax rate for both quarters was 39.1%.

         Harbor Florida Bancshares, Inc.'s Board of Directors has previously approved a stock repurchase program permitting the Company to acquire up to 1,200,000 shares of its common stock subject to market conditions. The Company has repurchased 371,174 shares under the current stock repurchase program. As of December 31, 2003, the Company has a total of 7,852,284 shares held as treasury stock.

         Harbor Federal is located in Fort Pierce, Florida and has 34 offices located in a six-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

         Financial highlights for Harbor Florida Bancshares, Inc. are attached.



CONTACT: Michael J. Brown, Sr., President, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.